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                                                                    EXHIBIT 99.1


    MEDCO HEALTH SOLUTIONS AND ACCREDO HEALTH ANNOUNCE STRATEGIC ALLIANCE FOR
                     SPECIALTY PHARMACY CARE AND MANAGEMENT

Accredo to Become Preferred Specialty Pharmacy Provider for Select Group of Complex, High Cost Drug Therapies

FRANKLIN LAKES, N.J., Feb. 10 /PRNewswire-FirstCall/ -- Medco Health Solutions, Inc. (NYSE: MHS), the nation's leading pharmacy benefits manager and Accredo Health, Inc. (Nasdaq: ACDO) the nation's leading provider of "niche" specialty bio-pharmaceuticals and services today announced a 10-year strategic alliance to provide enhanced specialty pharmacy offerings designed to improve the quality and affordability of a select group of specialty drug therapies for clients and patients.

Accredo becomes the preferred retail and home delivery pharmacy provider to Medco Health members for the specialty product lines that Accredo currently dispenses to treat patients with long-term, chronic diseases. These include drugs to treat hemophilia, pulmonary arterial hypertension (PAH), respiratory syncytial virus (RSV), multiple sclerosis, growth hormone deficiency and Gaucher's disease. Medco Health will continue to be responsible for all aspects of prescription claim processing and clinical review. Terms of the agreement were not disclosed.

"Creating a strategic alliance with America's premier provider of these complex and costly biopharmaceuticals reinforces our commitment to excellence in helping clients to manage what has quickly become the fastest growing segment of drug trend in the U.S.," said David B. Snow, chairman, president and CEO of Medco Health. "Together with Accredo, we will significantly expand our specialty drug offering, while delivering the highest level of service and savings to the rapidly increasing number of customers who depend on Medco Health for managing specialty care."

The specialty pharmacy market is currently estimated at $20 billion and is expected to reach $35 billion by 2005 with more than 22 products in 12 disease states on the horizon for that same time period. In 2003, Accredo commanded an 18 percent share of the specialty pharmacy space, one of the largest in the marketplace.

"Aligning with Medco Health, we can complement their current portfolio of specialty products and make available to their clients a cost-effective, single source solution for our highly specialized offerings," said David D. Stevens, CEO and chairman of the board, Accredo. "By concentrating on a few medications, our goal is to deliver the highest level of service in the marketplace."

Medco Health and Accredo share a commitment to enhancing patient care for specialty drugs and ensuring compliance in order to reduce hospitalizations. Last year, Medco Health opened a Specialty Patient Care Unit comprised of highly trained nurses, pharmacists and patient care representatives who will continue to dispense specialty medications outside of those being handled by Accredo. Both Companies will continue to also provide patient assistance 24 hours a day, seven days a week.

Operating on a single integrated communications platform, Medco Health and Accredo will be able to provide a seamless experience for the client and patient from the moment a prescription is received through the delivery and payment process associated with that prescription.



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"Clients and members have long endured the financial and administrative burdens of an outdated specialty pharmacy management process. Through our integrated systems, we have created a consistent standard of specialty pharmacy management that streamlines the process for the financial health of our clients and the physical health of their plan members," said Snow. "We are committed to increasing the quality of care, decreasing costs for our clients, and leading the industry in shaping the standards by which specialty pharmacy is addressed."

About Medco Health

Medco Health Solutions, Inc., (NYSE: MHS) is the nation's leading pharmacy benefits manager, based on its 2002 net revenues of approximately $33 billion. Medco Health assists its clients to moderate the cost and enhance the quality of prescription drug benefits. Its clients include private and public-sector employees and healthcare organizations, including approximately 190 of the Fortune 500 companies. For more information about Medco Health visit www.medcohealth.com.

About Accredo

Accredo Health, Incorporated provides specialized pharmacy and related services pursuant to agreements with biotechnology drug manufacturers relating to the treatment of patients with certain costly, chronic diseases. The company's services include collection of timely drug utilization and patient compliance information, patient education and monitoring through the use of written materials and telephonic consultation, reimbursement expertise and overnight drug delivery. For more information about Accredo Health, visit www.AccredoHealth.com.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Registration Statement on Form 10 filed with the Securities and Exchange Commission (SEC File No. 1-31312).

SOURCE Medco Health Solutions, Inc.
CONTACT: Ann Smith of Medco Health Solutions, +1-201-269-5984, ann_smith@medcohealth.com; or Joel Kimbrough of Accredo Health, Inc., +1-901-385-3621
Web site: http://www.AccredoHealth.com
Web site: http://www.medcohealth.com
(MHS ACDO)


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